AGREEMENT
JOINT FILING OF SCHEDULE 13G
Kayne Anderson Rudnick Investment Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), and Virtus Investment Advisers, Inc. (an investment adviser registered under the Investment Advisers Act of 1940) and Virtus Opportunities Trust (on behalf of Virtus KAR International Small-Mid Cap Fund), a Delaware statutory trust, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.
It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.
It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.
Dated: February 11, 2022
KAYNE ANDERSON RUDNICK INVESTMENT MANAGEMENT, LLC
By:	/s/ Michael Shoemaker
Michael Shoemaker
Chief Compliance Officer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Kevin J. Carr
Kevin J. Carr
Vice President and Clerk

VIRTUS OPPORTUNITIES TRUST, on behalf of
VIRTUS KAR INTERNATIONAL SMALL-MID CAP FUND

By:	/s/ Kevin J. Carr
Kevin J. Carr
Senior Vice President, Chief Legal Officer, Counsel and Secretary